                                                                    EXHIBIT 99.1


[AH LOGO]

     ARLINGTON HOSPITALITY, INC.
     2355 South Arlington Heights Road - Suite 400 - Arlington Heights, IL 60005 847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                            MEDIA CONTACT:
James B. Dale, Chief Financial Officer              Jerry Daly or Carol McCune
847-228-5401 x 361                                  703-435-6293
jimdale@arlingtonhospitality.com                    jerry@dalygray.com

 ARLINGTON HOSPITALITY, INC. ANNOUNCES 2004 FOURTH QUARTER AND YEAR END RESULTS

       SALE OF NON-AMERIHOST HOTELS NEAR COMPLETE; LINE OF CREDIT RENEWED


     ARLINGTON HEIGHTS, Ill., March 31, 2005--Arlington Hospitality, Inc. (Nasdaq/SmallCap: HOST), a hotel development and management company, today announced results for the fourth quarter and year ended December 31, 2004.

10-K FILING AND YEAR-END UPDATE CONFERENCE CALL

     The company expects to file its form 10-K with the Securities and Exchange Commission later today. The document will be accessible through the SEC's electronic filings database at www.sec.gov, and will be available shortly on the company's Web site, www.arlingtonhospitality.com.

     At 11 a.m. ET on Wednesday, April 13, 2005, the company's senior management will conduct a conference call to discuss its future strategies, followed by a question-and-answer period. Stockholders and other interested parties may participate in the conference call by calling (800) 218-0204, reference number 11027515.

                                     -more-

Arlington Results
Page 2

FOURTH QUARTER 2004 RESULTS

     For the 2004 fourth quarter, revenues decreased approximately $1.9 million to $13.0 million, compared to the fourth quarter of 2003. The decrease was due primarily to fewer hotels in the company's portfolio and the timing of hotel sales. The decrease was partially offset by an increase in incentive and royalty-sharing fees, and an increase in comparable hotel operating revenues.

     Net loss for the 2004 fourth quarter was approximately $3.6 million, or ($0.72) per share, compared to net loss of approximately $1.9 million, or ($0.37) per share, in the 2003 fourth quarter. These results include non-cash hotel impairment charges of $411,000 pre-tax ($287,000 after tax) in the 2004 fourth quarter, compared to $262,000 pre-tax ($177,000 after tax) in the 2003 fourth quarter.

     The increase in operating loss for the fourth quarter was due primarily to the decrease in hotel development activity, the decrease in the number of hotels in the company's portfolio, and the operating income generated by the sale of the specific hotels sold in each quarter. The company sold two hotels during the fourth quarter of 2003, generating operating income of $207,000, compared to the sale of two hotels during the fourth quarter of 2004, generating an operating loss of $(174,000).

     The results also include net losses from discontinued operations of ($1.0 million) in the 2004 fourth quarter, compared to ($321,000) in the fourth quarter of 2003. Discontinued operations relates to the net results of operations of all the company's non-AmeriHost Inn hotels, which the company has determined no longer fit its strategic plan and have been sold or are

                                     -more-

Arlington Results
Page 3

being marketed for sale. The discontinued operations include non-cash impairment and accelerated depreciation charges related to these hotels of approximately $819,000 and $10,000, net of tax, during the fourth quarter of 2004 and 2003, respectively. The accelerated depreciation charge relates to the early termination of a hotel lease, pursuant to a 2004 lease modification that provided for the sale of the hotel by the landlord in February 2005.

FULL YEAR 2004 RESULTS

     Revenues for the year 2004 declined 10.5 percent to $63.4 million, compared to $70.9 million in the prior year. The decrease was due primarily to lower revenues as a result of fewer hotels in the company's portfolio and lower revenues from the sale of Consolidated AmeriHost Inn hotels, partially offset by an increase in incentive and royalty-sharing fees, which rose 39.2 percent in 2004 to $1.4 million, compared to $1.0 million in 2003. The increase in incentive and royalty-sharing fees was a result of the amortization of a greater number of development incentive fees received from Cendant Corporation (NYSE:
CD) in connection with the sale of AmeriHost hotels and the growing stream of royalty-sharing fees received from Cendant as the number of non-Arlington-owned AmeriHost Inn franchisees expands.

     Substantial professional fees, approximately $889,000, reported as corporate general and administrative expenses, were incurred in 2004 as a result of extensive legal and financial advisory services involving several strategic alternatives, particularly relating to the company's previously announced PMC lease modification consummated in October 2004. The vast majority of these fees are considered to be nonrecurring.

                                     -more-

Arlington Results
Page 4

     Net loss for 2004 was ($5.6 million), compared to a net loss of ($5.6 million) for 2003. These results include non-cash hotel impairment provisions of approximately $1.3 million pre-tax ($880,000 after tax) and $5.1 million pre-tax ($3.2 million after tax) in 2004 and 2003, respectively.

     The results also include a loss from discontinued operations of approximately ($2.2 million) in 2004, compared to ($1.9 million) in 2003, net of tax, related to the non-AmeriHost hotels classified as discontinued operations. Discontinued operations includes approximately $3.0 million pre-tax ($1.8 million after tax), and $910,000, pre-tax ($546,000 after tax) in 2004 and 2003, respectively, of additional impairment charges and accelerated depreciation related to the terminated non-AmeriHost Inn hotel lease, as discussed above.

     Net loss, and its components, are summarized below for the 12 months ended December 31, 2004, 2003, and 2002:

                                                          (In thousands)

                                                 2004          2003         2002
                                              ---------     ---------    ----------
     Net loss from continuing
        operations, before impairment         $  (2,574)    $    (501)   $      (7)

     Impairment provision, net of tax              (880)       (3,209)        (369)
                                              ---------     ---------    ---------
     Net loss from continuing
        operations                               (3,454)       (3,710)        (376)

     Discontinued operations, net of tax         (2,183)       (1,909)      (1,334)
                                              ---------     ---------    ---------
     Net loss                                 $  (5,637)    $  (5,619)   $  (1,710)
                                              =========     =========    =========

     Net loss per share - Diluted:
        From continuing operations            $   (0.69)    $   (0.74)   $   (0.08)
        From discontinued operations              (0.43)        (0.38)   $   (0.26)
                                              ---------     ---------    ---------
                                              $   (1.12)    $   (1.12)   $   (0.34)
                                              =========     =========    =========


                                     -more-

Arlington Results
Page 5

SALE OF NON-AMERIHOST HOTELS NEARLY COMPLETE

     The company continued to make significant progress in reducing losses from discontinued operations throughout the year. Exclusive of impairment charges, incremental depreciation, and a franchise termination fee accrual, the company's losses from discontinued operations decreased significantly from a pretax loss of approximately ($2.3 million) in 2003, to a pretax loss of approximately ($546,000) in 2004. "We continued to dispose of our non-strategic, non-AmeriHost Inns, resulting in a significant reduction of the losses associated with those properties," said James B. Dale, chief financial officer. "We sold two wholly owned non-AmeriHost Inn hotels and our joint-venture ownership interest in one additional non-AmeriHost Inn hotel during 2004. In the first quarter of 2005, a joint venture in which we have a majority ownership interest sold its non-AmeriHost Inn hotel, and the lease for another non-AmeriHost Inn hotel was terminated. We have only one remaining non-AmeriHost Inn property and it is currently under contract for sale."

AMERIHOST INN OPERATIONS

     Same-room revenue per available room (RevPAR) in the 2004 fourth quarter, for the company's 47 AmeriHost Inn hotels improved 0.2 percent to $29.71, compared to the same period in 2003. Same-room RevPAR for the full year 2004 for the company's AmeriHost Inn hotels improved 1.8 percent to $32.56, compared to 2003. According to Smith Travel Research, the comparable mid-scale hotel without food and beverage segment in the East North Central region of the United States (defined by Smith Travel Research as Illinois, Indiana, Michigan,

                                     -more-

Arlington Results
Page 6

Ohio and Wisconsin) rose 3.9 percent in 2004. The company's AmeriHost Inn same room RevPAR increase was lower than the results reported by Smith Travel Research for the East North Central region of the U.S. due primarily to the company's hotel locations in smaller, rural markets, which are lagging behind the hotels located in and around urban and secondary markets.

     During 2004, the company continued to improve its RevPAR market share index. The company began the year with a 97.3 RevPAR index, which improved to an index of 101.0 as of December 31, 2004, according to Smith Travel Research.

                                              Three Months     Twelve Months
                                                  Ended             Ended
                                               December 31       December 31
                                               -----------       -----------
     Occupancy - 2004                               51.5%             56.4%
     Occupancy - 2003                               52.1%             56.0%
     Increase (decrease)                            (1.2)%             0.7%

     Average Daily Rate - 2004                    $57.70            $57.72
     Average Daily Rate - 2003                    $56.86            $57.11
     Increase (decrease)                             1.5%              1.1%

     RevPAR - 2004                                $29.71            $32.56
     RevPAR - 2003                                $29.65            $32.00
     Increase (decrease)                             0.2%              1.8%


     "We made significant progress in 2004 towards achieving the company's transition plan," said Kenneth M. Fell, Arlington's chairman of the board. "A critical achievement was the restructuring of our lease agreement with PMC, which resulted in a significant reduction in our rent payments and allows us to accelerate our exit strategy for those properties as AmeriHost Inns. The prolonged negotiation with PMC contributed much higher than expected legal and financial advisory fees and delayed our new hotel development program, which remains a top priority for 2005."

                                     -more-

Arlington Results
Page 7

     Fell continued, "We believe there is significant new hotel development opportunity as the industry is entering the earliest stage of recovery. In order to attain our goal of accelerating our hotel development program, we will need to obtain additional capital. We are in discussions and negotiations with potential partners and lenders to obtain such capital, however we have not received any firm commitments."

2004 AND 2005 YTD SIGNIFICANT EVENTS

     The company made significant progress on a number of fronts in the past 15 months, including:

  - Real Estate Sales - During the 2004 fourth quarter, the company sold one wholly owned AmeriHost Inn hotel. In addition, the company sold its ownership interest in one non-AmeriHost Inn hotel held in a joint venture, and facilitated the sale of an AmeriHost Inn leased from PMC Commercial Trust.

     In 2004, Arlington Hospitality divested 15 hotels plus one vacant land parcel. The hotel sales include 11 wholly owned hotels, two hotels in which Arlington was a joint-venture partner, and two hotels leased from PMC. During 2004, Arlington paid off approximately $18.5 million of mortgage debt in connection with the sale of hotels. Total hotel mortgage debt was approximately $42.2 million at year-end 2004, compared to $60.1 million on December 31, 2003.

                                     -more-

Arlington Results
Page 8

     Year to date in 2005, the company has divested five hotels including one wholly owned hotel, three hotels held by joint ventures, and one hotel which was leased from PMC. In addition, a vacant land parcel, next to the company's headquarters, was sold. The company currently has nine hotels under contract for sale, including three leased hotels, which are expected to be consummated within the next six months. Since the company announced its plans to sell 25 to 30 hotels in July 2003, the company has sold 21 hotels, exclusive of the sale of the PMC hotels and sale of the company's ownership interest in a non-AmeriHost Inn joint venture.

  - Development--The company is on schedule to open within the next 60 days an 82-room AmeriHost Inn & Suites in Lansing, Mich. for a joint venture in which the company is an equity partner. In addition, the company expects to begin construction on a new 87-room AmeriHost Inn & Suites at the Columbus, Ohio airport. This development, for the first time, will utilize the company's new and larger prototype design (80 - 100 rooms). The funding for this project has been fully committed, and the company expects to break ground on the project in the near future, as weather permits.

     The company has five additional development sites in California and North Carolina under purchase agreement, pending completion of due diligence and the arrangement of both debt and equity financing. These developments expect to utilize AmeriHost's new, larger prototype design. Arlington is in the process of identifying and negotiating with a

                                     -more-

Arlington Results
Page 9

     number of joint venture partners and mortgage lenders to provide the funding for the company's development plan.

     For more information regarding Arlington's hotels for sale and development opportunities either on a joint venture or turnkey basis, contact Stephen Miller, Senior Vice President - Real Estate and Business Development via email at stevem@arlingtonhospitality.com, or by telephone at
     (847) 228-5401, ext. 312.

  - PMC Lease Modification--Arlington modified its leases on 20 hotels owned by PMC effective October 1, 2004. The new arrangement reduced the monthly cash lease payments by 19 percent, and provides for an accelerated exit strategy, consistent with the company's strategic business plan to divest many of its existing hotels and increase focus on development of larger hotels in secondary markets, primarily in joint ventures. The leases will be terminated upon the sale of each of the remaining18 leased AmeriHost Inns to third parties over the next four years, compared to the original 2013 and 2014 lease termination dates. Since October 1, 2004, the company has facilitated the sale of two leased hotels, with three additional PMC leased hotels under sale contracts. If hotel sales are not made on a timely basis as required by the leases, as amended, the monthly cash lease payments increase to the original contractual amounts.


                                     -more-

Arlington Results
Page 10

     The company estimates the restructuring will reduce its former aggregate lease payment obligation through 2014 from approximately $47.2 million to an estimated aggregate obligation of $10.0 million to $12.0 million, depending on the ultimate timing and pricing of the hotel sales, plus a promissory note payable to PMC for the aggregate anticipated shortfall of the net sale proceeds to the original stated values in the lease.

  - Operating Line of Credit Renewed--The company has successfully renewed its operating line of credit with LaSalle Bank N.A. The renewed facility expires April 30, 2006, and continues to bear interest at the fixed rate of 10 percent per annum. The initial maximum availability under the renewed facility is $4.0 million; however, this maximum will be reduced to $3.5 million by May 1, 2005, reducing further to $3.0 million on July 31 and to $2.5 million on October 31, 2005. There is no prepayment penalty on this renewed facility and the company is seeking increased, longer-term and less costly financing to replace this facility.

  - President and Chief Executive Officer--The company has been conducting a search for a president and chief executive officer to replace the former president/CEO who resigned effective December 31, 2004. The company expects to name a new president/CEO by the end of the second quarter of 2005. Stephen Miller, the company's senior development officer, currently serves as interim chief executive officer.

                                     -more-

Arlington Results
Page 11

ABOUT ARLINGTON HOSPITALITY

     Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 108-property mid-market, limited-service hotel brand owned and presently franchised in 20 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 45 properties in 12 states, including 44 AmeriHost Inn hotels, for a total of 3,076 rooms, with additional AmeriHost Inn & Suites hotels under construction.

     This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the company's report on Form 10-K for the year ended December 31, 2004, under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."

                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                         Three Months Ended December 31,             Year Ended December 31,
                                                         -------------------------------             -----------------------
                                                            2004                 2003                2004                 2003
                                                            ----                 ----                ----                 ----
Revenue:
  Hotel operations                                     $  7,158,266         $  8,569,402         $ 33,948,640         $ 39,861,661
  Development and construction                            1,690,284            1,718,783            3,579,978            4,196,878
  Hotel sales and commissions                             3,051,540            3,756,685           21,535,227           22,831,102
  Management services                                        78,560               92,865              379,159              445,862
  Employee leasing                                          437,603              193,428            1,943,369            1,858,103
  Incentive and royalty sharing fees                        377,051              277,625            1,353,576              972,219
  Office building rental and other                          177,030              212,618              701,915              749,782
                                                       ------------         ------------         ------------         ------------
                                                         12,970,334           14,821,406           63,441,864           70,915,607
                                                       ------------         ------------         ------------         ------------
Operating costs and expenses:
  Hotel operations                                        6,297,487            7,116,757           27,047,828           30,711,104
  Development and construction                            2,177,913            2,011,352            4,968,662            4,739,296
  Hotel sales and commissions                             3,225,768            3,549,398           18,719,752           19,187,177
  Management services                                        46,217               74,706              209,655              280,383
  Employee leasing                                          412,799              186,418            1,840,417            1,798,714
  Office building rental and other                           49,469               71,849              170,779              214,232
                                                       ------------         ------------         ------------         ------------
                                                         12,209,653           13,010,480           52,957,093           56,930,906
                                                       ------------         ------------         ------------         ------------

                                                            760,681            1,810,926           10,484,771           13,984,701

  Depreciation and amortization                             749,097              741,276            2,334,033            3,281,626
  Leasehold rents - hotels                                  150,676            1,173,230            3,717,730            4,823,210
  Leasehold termination                                     370,266                                   370,266                    -
  Corporate general and administrative                      747,258              929,799            3,498,057            2,419,485
  Impairment provision                                      410,738              261,772            1,291,667            5,069,780
                                                       ------------         ------------         ------------         ------------

Operating income (loss)                                  (1,667,354)          (1,295,151)            (726,982)          (1,609,400)
                                                       ------------         ------------         ------------         ------------

Other income (expense):
  Interest expense                                       (2,011,228)            (820,611)          (4,567,967)          (4,087,120)
  Interest income                                            44,160              117,092              360,166              467,538
  Other income (expense)                                    (48,678)              65,220              (11,492)              (7,930)
  Extinguishment of debt                                    (23,838)                   -             (146,428)            (141,227)
  Gain on sale of fixed and other assets                    183,545                    -              283,688              400,000
  Equity in net income and (losses) from
     unconsolidated subsidiaries joint ventures            (121,663)            (312,293)             (95,141)            (724,575)
                                                       ------------         ------------         ------------         ------------
Loss before minority interests and income taxes          (3,645,056)          (2,245,743)          (4,904,156)          (5,702,714)
Minority interests in operations of
  consolidated subsidiaries and partnerships                (26,800)             (33,371)            (164,444)            (162,304)
                                                       ------------         ------------         ------------         ------------
Loss before income taxes                                 (3,671,856)          (2,279,114)          (5,068,600)          (5,865,018)

Income tax benefit                                        1,105,000              740,000            1,614,677            2,155,000
                                                       ------------         ------------         ------------         ------------

Net loss from continuing operations                      (2,566,856)          (1,539,114)          (3,453,923)          (3,710,018)

Discontinued operations, net of tax                      (1,023,125)            (321,398)          (2,182,754)          (1,908,562)
                                                       ------------         ------------         ------------         ------------

Net loss                                               $ (3,589,981)        $ (1,860,512)        $ (5,636,677)        $ (5,618,580)
                                                       ============         ============         ============         ============
Net loss from continuing operations per share:
   Basic                                               $      (0.51)        $      (0.31)        $      (0.69)        $      (0.74)
   Diluted                                             $      (0.51)        $      (0.31)        $      (0.69)        $      (0.74)
Net loss per share:
   Basic                                               $      (0.72)        $      (0.37)        $      (1.12)        $      (1.12)
   Diluted                                             $      (0.72)        $      (0.37)        $      (1.12)        $      (1.12)


                  ARLINGTON HOSPITALITY, INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                   (UNAUDITED)
--------------------------------------------------------------------------------


                                                                               December 31,       December 31,
                                                                                   2004              2003
                                                                              --------------------------------
                     ASSETS

Current assets:
     Cash and cash equivalents                                                $  2,558,384        $  3,623,550
     Accounts receivable                                                         1,365,454           1,289,492
     Notes receivable                                                               76,042             146,000
     Prepaid expenses and other current assets                                     808,478           1,142,032
     Refundable income taxes                                                        67,538             975,316
     Costs and estimated earnings in excess of
             billings on uncompleted contracts                                     467,144           1,232,481
     Assets held for sale - other brands                                         6,525,844          10,603,160
     Assets held for sale - AmeriHost Inn Hotels                                19,214,269          28,162,442
     Capital lease assets held for sale - AmeriHost Inn Hotels                  15,379,638                 ---
                                                                              ------------        ------------
               Total current assets                                             46,462,791          47,174,473

Investments in and advances to unconsolidated
        hotel joint ventures                                                     1,970,095           3,309,344

Property and equipment, net                                                     42,967,205          39,553,879

Notes receivable, less current portion                                             450,000             867,500

Deferred income taxes                                                            9,210,846           6,071,000

Other assets, net                                                                2,300,704           2,737,217
                                                                              ------------        ------------

                                                                              $103,361,641        $ 99,713,413
                                                                              ============        ============
               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                         $  2,321,786        $  2,768,402
     Bank line-of-credit                                                         2,225,000           3,850,000
     Accrued expenses and other current liabilities                              3,609,046           3,781,341
     Current portion of long-term debt                                           1,130,701           1,195,050
     Liabilities of assets held for sale - other brands                          6,939,989           9,585,492
     Liabilities of assets held for sale - AmeriHost Inns                       18,491,277          28,540,561
     Capital lease obligations of capital lease assets held for sale -
         AmeriHost Inn Hotels                                                   18,077,035                 ---
                                                                              ------------        ------------

         Total current liabilities                                              52,794,834          49,720,846

Long-term debt, net of current portion, and capital lease                       37,687,575          26,513,398
obligations

Deferred income                                                                  6,125,788          11,361,927

Minority interests                                                                 246,063             329,819

Shareholders' equity                                                             6,507,381          11,787,423
                                                                              ------------        ------------

                                                                              $103,361,641        $ 99,713,413
                                                                              ============        ============